Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCCF) www.occfiber.com

AT THE COMPANY:
Neil Wilkin	Tracy Smith
President & CEO	Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:
Andrew Siegel	Ryan May
(212) 355-4449 ext. 127	(212) 355-4449 ext. 132
asiegel@joelefrank.com	rmay@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL FIRST QUARTER 2007 FINANCIAL RESULTS

ROANOKE, VA, March 19, 2007 — Optical Cable Corporation (Nasdaq GM: OCCF) today announced financial results for its fiscal first quarter ended January 31, 2007.

First Quarter 2007 Financial Results

Optical Cable reported a net loss of $145,000, or $0.02 per basic and diluted share for its first quarter ended January 31, 2007, compared to a net loss of $220,000, or $0.04 per basic and diluted share for the same period last year.

Net sales for the first quarter of fiscal 2007 decreased 6.0% to $9.3 million compared to net sales of $9.9 million for the comparable period last year. The Company believes that this decline in net sales does not reflect a general trend, but is due to temporary weakness in the enterprise fiber optic cable markets during the quarter, the timing of projects, and other factors affecting short-term product demand (including likely seasonality effects).

Optical Cable experienced improved gross profit margins during the first quarter of fiscal 2007 compared to the comparable period last year. Gross profit margin for the first quarter of fiscal 2007 increased to 35.2% compared to 33.4% for the first quarter of fiscal 2006. By comparison, the gross profit margin for the fourth quarter of the Company’s 2006 fiscal year was 37.6%. The sequential decrease in gross profit margin is primarily a result of certain fixed costs being spread over lower net sales in the first quarter of fiscal year 2007.

Selling, general and administrative expenses (“SG&A expenses”) for the first quarter of fiscal 2007 decreased 4.5% to $3.5 million compared to $3.7 million for the same period last year. This compares to quarterly SG&A expenses ranging from $3.7 million to $3.9 million in fiscal year 2006. SG&A expenses as a percentage of net sales were 37.6% in the first quarter of fiscal 2007 compared to 37.0% in the first quarter of fiscal 2006.

Optical Cable Corp. – First Quarter 2007 Earnings Release

Management’s Comments

“After achieving successes in improving our operational capabilities last year, the Optical Cable team has a renewed focus on increasing net sales in order to deliver improved profitability. We validated elements of our strategy during the fourth quarter of 2006 and, as a result, delivered strong earnings on higher sales. While we achieved lower sales during the first quarter of this year for a number of reasons, we are confident that by continuing to execute on our strategic plan we can increase sales during fiscal 2007 and significantly improve our financial performance,” stated Mr. Neil Wilkin, President and CEO of Optical Cable Corporation.

Company Information

Optical Cable Corporation is a leading manufacturer of fiber optic cables primarily sold into the enterprise market, and the premier manufacturer of military ground tactical fiber optic cable for the U.S. military. Founded in 1983, Optical Cable Corporation pioneered the design and production of fiber optic cables for the most demanding military field applications, as well as fiber optic cables suitable for both indoor and outdoor use. The Company’s current broad product offering is built on the evolution of these fundamental technologies, and is designed to provide end-users with fiber optic cables that are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. Optical Cable Corporation sells its products worldwide for uses ranging from commercial and campus installations to customized products for specialty applications and harsh environments, including military applications. The Company manufactures its high quality fiber optic cables at its ISO 9001:2000 registered and MIL-STD-790F certified facility located in Roanoke, Virginia.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; further adverse changes in laws and regulations associated with the extraterritorial income exclusion; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products;

Optical Cable Corp. – First Quarter 2007 Earnings Release

changes in end-user preferences of competing technologies, including copper cable and wireless, relative to fiber optic cable; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, and any potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; the Company’s ability to successfully implement planned changes to its information technology systems and manufacturing processes; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or our market position; actions by customers adversely affecting the Company in reaction to the expansion of the Company’s product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, and/or making investments in or with, parties that compete with and/or have conflicts with customers of the Company; adverse reactions by customers, vendors or other service providers to unsolicited proposals regarding the acquisition of the Company by another company; the additional costs of considering and possibly defending the Company’s position on such unsolicited proposals regarding the acquisition of us by another company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – First Quarter 2007 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended January 31,
	2007	2006
Net sales	$9,276	$9,870
Cost of goods sold	6,007	6,574

Gross profit	3,269	3,296
SG&A expenses	3,487	3,652

Loss from operations	(218)	(356)
Interest income (expense), net	(10)	15
Other, net	3	(1)

Other income (expense), net	(7)	14

Loss before income taxes	(225)	(342)
Income tax benefit	(80)	(122)

Net loss	$(145)	$(220)

Net loss per share:
Basic and diluted	$(0.02)	$(0.04)

Weighted average shares outstanding:
Basic	6,008	5,808

—MORE—

Optical Cable Corp. – First Quarter 2007 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31, 2007	October 31, 2006
Cash and cash equivalents	$1,889	$555
Trade accounts receivable, net	5,886	8,297
Inventories	8,463	8,615
Other current assets	1,154	1,280

Total current assets	$17,392	$18,747
Non-current assets	16,229	16,044

Total assets	$33,621	$34,791

Current liabilities	$3,091	$4,306
Non-current liabilities	72	50

Total liabilities	$3,163	$4,356
Total shareholders’ equity	30,458	30,435

Total liabilities and shareholders’ equity	$33,621	$34,791

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